                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): October 28, 2003
                                                        ----------------


                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


          Delaware                      000-11521                23-1701520
-----------------------------          ------------          -------------------
(State or Other Jurisdiction           (Commission            (I.R.S. Employer
     of Incorporation)                 File Number)          Identification No.)


4 Country View Road, Malvern, Pennsylvania                            19355
----------------------------------------------------------      ----------------
(Address of Principal Executive Offices)                           (Zip Code)

       Registrant's telephone number, including area code (610) 647-5930
                                                          --------------

Item 12. Results of Operations and Financial Condition.

         On October 28, 2003, Systems & Computer Technology Corporation, a Delaware corporation (the "Company"), issued a press release reporting earnings for its fourth quarter and fiscal year ended September 30, 2003. The press release also contains other financial information for the Company's fourth quarter and fiscal year ended September 30, 2003. The press release is furnished as Annex 1 below.

         On October 28, 2003, the Company held a broadly accessible conference call with investors to discuss the Company's results announced in the press release. Certain information discussed during the conference call is furnished as Annex 2 below.

         The disclosures by the Company during the conference call included one or more "non-GAAP financial measures" within the meaning of the Securities and Exchange Commission's Regulation G. With respect to each such non-GAAP financial measure, the table below sets forth the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles ("GAAP") and provides a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. These non-GAAP financial measures have been presented because management uses this information in monitoring and evaluating the Company's on-going financial results and trends and believes that as a result, this information will be useful to investors.

Per Share - Assuming Dilution
                                                                                        FY 02        FY 03
                                                                                        -----        -----
Income (loss) per share from continuing operations                                    $  0.22      $   0.52

Add Back:
---------
Asset impairment charges                                                                 0.10          0.03
Restructuring charges                                                                    0.09          0.03
Subtract:
---------
Gain on Bond Buy-back                                                                                 (0.02)

Proforma Income (loss) per share from cont ops - excluding non-recurring charges      $  0.41      $   0.55  *

* Addition varies due to rounding

         The information in this Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933. The disclosure in this Form 8-K of any financial information shall not constitute an admission that such information is material.

         Statements made in this Current Report on Form 8-K and during the conference call that state the Company's or management's intentions, beliefs, expectations, or predictions for the future, including without limitation those relating to growth projections, improved profitability, margin percentages, continued market leadership, impact of cost reductions, demand for SCT solutions, and the broadening of the products the Company offers, are forward-looking statements and are subject to a number of risks, assumptions, and uncertainties that could cause the Company's actual results to differ materially from those projected. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. These risks, assumptions and uncertainties include, without limitation: the ability to compete and deliver products and services cost effectively and on a timely basis; technological shifts; economic and geopolitical conditions in the U.S. and abroad; the ability of the Company to enter into and maintain business relationships, including third party alliances, that enable the Company to accomplish its integration and business development strategies; the ability to develop and market innovative products and services offerings cost-effectively and on a timely basis; market acceptance of new products, including without limitation the Matrix product, and services; continued acceptance of existing products and services; competitive and pricing pressures in the higher education market; the mix of products and services the Company sells; maturing product life cycles; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and alliance partners; the ability to maintain better services utilization rates and improved services margins; the continued ability to obtain or protect intellectual property rights; the ability to attract and retain highly skilled personnel; and other risks and uncertainties referenced in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. All information in this Current Report on Form 8-K is as of October 28, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: November 3, 2003          Systems & Computer Technology Corporation
                           By: /s/ Eric Haskell
                               -------------------------------------------------
                                   Eric Haskell
                                   Executive Vice President, Finance &
                                   Administration, Treasurer and Chief Financial Officer

                                     ANNEX 1

                     SCT Announces Financial Results for the
                       Fourth Quarter and Fiscal Year 2003

              License Fees and Total Revenue Break Company Records

MALVERN, Pa. -- October 28, 2003 -- SCT (Nasdaq: SCTC), the leading provider of e-education technology solutions for higher education, today announced its financial results for the fourth quarter and fiscal year 2003, which ended September 30, 2003.

Total revenue for the quarter set an all-time record at $76.4 million. This compares with $65.9 million in the fourth quarter of fiscal 2002. License fee revenue for the quarter was a record $19.1 million. Fourth quarter fiscal 2002 license fee revenue was $12.4 million.

The Company realized income from continuing operations of $10.2 million or $0.30 per diluted share in the fourth quarter 2003, compared with income from continuing operations of $5.2 million or $0.16 per diluted share in the fourth quarter 2002.

Net income for the quarter was $8.8 million or $0.26 per diluted share. These numbers compare with $1.0 million or $0.03 per diluted share for the same period last year. During the quarter, the Company recorded net charges of $1.4 million, on an after-tax basis, to discontinued operations.

For fiscal 2003, SCT's revenue was $269.6 million compared with $233.6 million in 2002, resulting in income from continuing operations of $17.4 million or $0.52 per diluted share compared with $7.5 million or $0.22 per diluted share in 2002. Fiscal 2003 income from continuing operations includes restructuring charges of $3.2 million before taxes and gains on buy-back of bonds of $1.4 million before taxes, which net to $.03 per diluted share. Fiscal 2002 income from continuing operations included restructuring charges and an asset impairment charge totaling $10.3 million before taxes, or $.19 per diluted share.

Net income for fiscal 2003 was $17.5 million or $0.52 per diluted share, compared to a net loss for 2002 of $9.1 million or $0.27 per diluted share. Net income for 2003 included income from discontinued operations of $122,000 and the net loss for 2002 included a $16.6 million loss from discontinued operations.

The Company's backlog of business under contract at the end of the fiscal year was $697 million. The professional services backlog at the end of the fiscal year was $180 million, compared with $133 million in the prior year, demonstrating a strong demand for SCT professional service offerings.

Software license and services contracts were signed with a number of clients during the fourth quarter including Brown University, Colorado State University, and Wright State University. Other fiscal 2003 clients include the University of Notre Dame, the University of Nottingham, Pace University, Tulane University, and Wake Forest University.

"We are delighted with our fourth quarter and year end results, which demonstrate better than expected performance," said Mike Chamberlain, SCT president and CEO. "Our 2003 results can be attributed to outstanding sales performance, improved company productivity, cost reduction actions, and a strong vote of market confidence in our corporate repositioning."

During fiscal year 2003, SCT completed the first phase of a repositioning strategy to transform the company from an administrative solutions provider serving several industries to the leading provider of technology solutions for higher education. Building from its leadership position as an administrative technologies provider, the Company plans to continue to broaden its portfolio of products and services to serve institutions' expanding technology needs.

The acquisition of Campus Pipeline, Inc. advanced this strategy, adding market-leading platform, portal, content management, and integration technologies to SCT's offerings. Clients have embraced the SCT Luminis(TM) product family as a natural extension of SCT's administrative products. This acquisition, along with that of Newfront Software's fsaATLAS(TM) foreign student/scholar management and SEVIS compliance product, demonstrate SCT's commitment to solving the evolving technology challenges of education.

SCT also furthered its repositioning strategy with the launch of a new partner program. This program is designed to facilitate vendor alliances, create product interoperability, and provide clients with more choices, flexibility, and convenience in assembling the right mix of technology and services for their needs. Currently more than 40 SCT Partner Program members, including Blackboard, Documentum, Hewlett Packard, IBM, Microsoft, Oracle, SciQuest, Sun Microsystems, and WebCT, are working to provide new and complementary offerings created specifically for higher education.

"We believe we are well positioned to continue asserting our market leadership, improving our profitability, and broadening the solutions that help institutions of higher education deliver on their educational missions," said Chamberlain.

SCT will hold a conference call on Tuesday, October 28, at 5:00 p.m. EST to discuss these results. To participate, please call 212-346-6471 and use the reservation number 21164192. A recording of the call will be available for replay October 28 at 7:00 p.m. through November 4 at 7:00 p.m. To listen to the recording, please call 1-800-633-8284 (domestic) or 1-402-977-9140
(international) and use the reservation number 21164192.

About SCT
SCT is the leading global provider of e-education technology solutions for institutions of all sizes and levels of complexity. The Company supports more than 1,300 client institutions worldwide with administrative and academic solutions, portal and community solutions, content management and workflow solutions, information access and integration solutions, and professional services. SCT works collaboratively with clients and partners to provide the e-Education Infrastructure that enables institutions to create the digital campuses that fulfill their unique missions. For more information, please visit www.sct.com.

                                       ###

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future, including without limitation those relating to growth projections, improved profitability, continued market leadership, impact of cost reductions, demand for SCT solutions, and the broadening of the products the Company offers, are forward-looking statements and are subject to a number of risks, assumptions, and uncertainties that could cause the Company's actual results to differ materially from those projected. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. These risks, assumptions and uncertainties include, without limitation: the ability to compete and deliver products and services cost effectively and on a timely basis; technological shifts; economic and geopolitical conditions in the U.S. and abroad; the ability of the Company to enter into and maintain business relationships, including third party alliances, that enable the Company to accomplish its integration and business development strategies; the ability to develop and market innovative products and services offerings cost-effectively and on a timely basis; market acceptance of new products and services; continued acceptance of existing products and services; competitive and pricing pressures in the higher education market; the mix of products and services the Company sells; maturing product life cycles; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and alliance partners; the ability to maintain better services utilization rates and improved services margins; the continued ability to obtain or protect intellectual property rights; the ability to attract and retain highly skilled personnel; and other risks and uncertainties referenced in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. All information in this release is as of October 28, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

SCT, SCT Luminis, SCT fsaATLAS, and the SCT logo are either registered trademarks or trademarks of Systems & Computer Technology Corporation. All other product and company names referenced herein are used for identification purposes only and may be trademarks of their respective owners.


Contacts:
SCT Media Relations     SCT Investor Relations
Laura Kvinge            Eric Haskell
801.257.4158            610.578.5175
lkvinge@sct.com         ehaskell@sct.com

SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED RESULTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  Three Months Ended           Year Ended
                                                                                    September 30,             September 30,

                                                                                  2003         2002         2003         2002
                                                                                ---------    ---------    ---------    ---------
Revenues:
  Software sales                                                                $  19,113    $  12,419    $  50,228    $  36,259
  Maintenance and enhancements                                                     25,426       21,094       97,834       82,265
  Software services                                                                23,502       23,976       88,465       81,765
  Outsourcing services                                                              8,337        8,393       33,112       33,268
                                                                                ---------    ---------    ---------    ---------
                                 Total revenues                                    76,378       65,882      269,639      233,557
Expenses:
  Cost of software sales and
       maintenance and enhancements                                                17,777       14,218       73,974       54,483
  Cost of software services                                                        16,046       16,688       68,042       64,123
  Cost of outsourcing services                                                      5,817        6,173       23,998       25,961
  Selling, general, and administrative                                             19,764       19,773       73,073       65,395
  Asset impairment charges                                                              -            -            -        5,425
  Retirement and restructuring charge                                                   -            -        3,190        4,874
                                                                                ---------    ---------    ---------    ---------
                                 Total expenses                                    59,404       56,852      242,277      220,260

Operating Income                                                                   16,974        9,030       27,362       13,297

  Other income                                                                        925          750        4,135        3,981
  Other expense                                                                      (468)      (1,046)      (1,948)      (4,203)
                                                                                ---------    ---------    ---------    ---------
Income from continuing operations before income taxes                              17,431        8,734       29,549       13,075

Provision for income taxes                                                          7,204        3,494       12,169        5,590
                                                                                ---------    ---------    ---------    ---------
Income from continuing operations                                                  10,227        5,240       17,380        7,485

Discontinued operations:
  Income (loss) from discontinued operations, adjusted
  for applicable provision (benefit) for income taxes of
  $385, $878, $1,913 and ($967), respectively                                        (280)      (1,646)      (2,486)      (6,939)

  (Loss) gain on sale of discontinued operations, net of income tax provision
  (benefit) of $(1,370), ($1,196), $2,400 and ($4,651), respectively               (1,120)      (2,564)       2,608       (9,621)
                                                                                ---------    ---------    ---------    ---------
(Loss) income from discontinued operations                                         (1,400)      (4,210)         122      (16,560)
                                                                                ---------    ---------    ---------    ---------
Net income (loss)                                                               $   8,827    $   1,030    $  17,502    ($  9,075)
                                                                                =========    =========    =========    =========
Income from continuing operations
  per common share                                                              $    0.30    $    0.16    $    0.52    $    0.23
                                                                                =========    =========    =========    =========
  per share -- assuming dilution                                                $    0.30    $    0.16    $    0.52    $    0.22
                                                                                =========    =========    =========    =========
(Loss) income from discontinued operations
  per common share                                                              ($   0.04)   ($   0.13)   $    0.00    ($   0.50)
                                                                                =========    =========    =========    =========
  per share -- assuming dilution                                                ($   0.04)   ($   0.13)   $    0.00    ($   0.49)
                                                                                =========    =========    =========    =========
Net income (loss)
  per common share                                                              $    0.26    $    0.03    $    0.52    ($   0.27)
                                                                                =========    =========    =========    =========
  per share -- assuming dilution                                                $    0.26    $    0.03    $    0.52    ($   0.27)
                                                                                =========    =========    =========    =========
Common shares and equivalents outstanding:
  Average common shares                                                            33,826       33,438       33,653       33,240
  Average common shares -- assuming dilution                                       35,228       33,512       33,727       33,608

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                               Sept. 30,         Sept. 30,
                                                 2003              2002
                                               --------          --------

Cash & short-term investments                  $124,812          $133,574
Receivables                                      79,132            74,103
Prepaid expenses & other assets                  29,576            37,483
Property & equipment                             25,452            27,265
Capitalized software                              2,239             4,427
Goodwill                                         46,486            28,784
Intangible assets                                19,651            10,689
Other assets & deferred charges                  22,082            18,949
Net assets of discontinued operations                 -            28,869
                                               --------          --------
  TOTAL ASSETS                                 $349,430          $364,143
                                               ========          ========


Current liabilities                            $ 70,412          $ 67,937
Long-term debt                                   31,990            74,723
Other long-term liabilities                       6,056             2,912
Stockholders' equity                            240,972           218,571
                                               --------          --------
  TOTAL LIABILITIES & EQUITY                   $349,430          $364,143
                                               ========          ========

                                     ANNEX 2

Certain Information Discussed During October 28, 2003 Conference Call

         I. Excerpts of Prepared Remarks by Eric Haskell during the Conference
Call:

As Mike mentioned, our profit from continuing operations was 30 cents. It was from continuing operations because we had some charges for discontinued operations. That compares to 16 cents in last year's quarter and 14 cents in the third quarter of this year. Bonds were dilutive in the quarter. In the third quarter of this year, we had a restructuring charge of 3 cents. So, on a comparable non-GAAP basis, we did 17 cents in the third quarter and 30 cents this quarter. The charges for discontinued operations were about $2.4 million pretax and $1.4 million after-tax. The two major items were a $3.1 million additional reserve for offices that we vacated when we sold our government business that have not yet been subleased. We also retained certain intellectual property when we sold our manufacturing business which we were able to sell this quarter for a million dollars. Net income for the quarter was $8.8 million compared to $1 million in prior year. For the year, our diluted earnings per share from continuing operations was 52 cents compared to 22 cents last year and the annual share counts that we used in our EPS calculations was 33.7 million. On a non-GAAP basis for the year, our EPS was -- and this is before restructuring charges and bond redemption gains, was 55 cents and that compares to 41 cents last year, and last year what I've excluded is asset impairment charges and restructuring charges.

Historically we had included interest and other revenue in total revenue. We have changed this so that revenues only include revenue related to operations. Interest and other revenue will now be netted with interest expense and included below operating income. So, all calculations based upon revenues have been adjusted. The revenues for the quarter were $76.4 million which was $10.5 million higher than prior year quarter, and that was driven both by organic growth in our Banner product and growth connected with the acquisition of Campus Pipeline which happened in the first quarter of this year. Compared to the third quarter, revenues grew about $9 million, principally due to Banner which is our largest product.

We have re-classified the amortization of purchased software from SG&A to cost of software for each quarter of the current year and I'll be quoting those numbers. Amortization in 2003 is approximately $2.4 million versus $500,000 in 2002. The SG&A as a percent of revenue was 26 percent down from last year's 30 percent, relatively flat from Q3. The reasons for the decline from last year is due to continuing cost control measures that we've taken and as I said, SG&A is relatively flat from last quarter, although it's increased in absolute dollars principally due to commissions and year-end bonus accruals.

To repeat what I said a moment ago, we've re-classified amortization of purchased software from SG&A to cost of software, so that would also affect our cost of software. In the fourth quarter, our margin percentage was 60 percent and we measured cost of software against license fees and maintenance. The margin in the fourth quarter of 2002 was 57.6 percent. The margin improved and really reflects the increased license fees and maintenance as well as the cost actions we took in the third quarter. Compared to the third quarter of 2003, the margins are way up also. The margin for the third quarter of 2003 was 49 percent and that's just due almost entirely to the much higher license fees.

We had told you that we expected services margins to be in the mid 20s. We did 27 percent last quarter. This quarter, we did 31.7 percent. Now, we do have a history of good things happening as we do our year end reviews. So, we cannot predict that we could consistently do over the mid 20s that we've done in the past. Our tax rate for the quarter and the year was 41 percent. Our receivables have shown some continued improvement. I predicted that we would get them under a 100 days and they ended up at 99 days, which we're pretty happy about. That compares to last year's fourth quarter at 105 days. So, we continued to work hard on receivables and see the fruits of our labors. Our cash balance increased by $48 million from the end of Q3 to the end of Q4. $10 million of that was due to collection of a note that we took in connection with the sale of utilities and that was satisfied in early September. The other $38 million largely came from net income, lower accounts receivable and higher deferred revenue where we were collecting money.

For the year, we had some major things happen in our cash balance which I won't try to repeat here, I'll just take the ones that are over $25 million and net income was a positive $17.5 million. We sold utilities for $34.5 million. We bought back bonds for $42.7 million. The net is that cash went down by $8.8 million for the year. Our fixed asset additions were $837,000, disposals were $38,000 and depreciation was $2,157,000. No software was capitalized in the quarter and in the year and the amortization was $546,000, the same as it was last quarter. And finally, our total expenditures for R&D were $10.4 million, down from $10.9 million at the end of the third quarter.


         II. Excerpts of Prepared Remarks by Michael Chamberlain during the Conference Call:

Before I open the call for questions, I'd like to mention a few other items of interest:

         o As I mentioned in the investor conference call we hosted earlier this month, the excellent license fee results were driven primarily by Banner and Luminis sales.

         o We added 13 new name clients during the quarter and over 40 during the fiscal year.

         o We are seeing a trend in Banner sales over the past several quarters toward larger schools and therefore larger average license fees.

         o  Our competitive win rates continue to be very satisfying.

In summary, I believe that we are beginning to see the full impact of our new strategy. Our continued focus on reducing cost, improving productivity and increasing efficiency is paying off. And while we had an outstanding quarter with record license fees, we don't have enough data to say that the sluggish market conditions are behind us. And so, we'll keep the cost constraints in place until we have evidence that a broad based recovery is underway.

With that, we'll open the call for any questions.

         III. Excerpts of Certain Information Discussed During the Question and Answer Period of the Conference Call, not included in the Prepared Remarks:

         We've consistently said our first half is worse than our second half. We expect to see some modest growth in the first half over the first half of last year and whether that happens in the first quarter or the second quarter, we're not smart enough to predict. We would expect revenue to grow by 10 percent on an annualized basis and it is key to make that measurement on an annual basis as opposed to on a quarter by quarter basis. As we've said before, we are disappointed that we have not achieved our original plan for the Matrix product, which is targeted at the larger schools and in particular, ones who are looking for a fair amount of customization. We're continuing to invest in it from a developmental perspective and we will be encouraging the sales organization to sell it so we can get a larger reference base which is key to any new product. We are working on a way to make it more attractive for our sales force to sell. None of our existing clients have all of the system installed. We expect that it will get on track in the upcoming fiscal year and that it will play an increasingly important role in our future.

         The primary driver of our conservative outlook is that we have reviewed the pipeline and it would be indicative of something in the $10-11 million range for license fees. Having said that, in the fourth quarter we had the good fortune to close a much higher percentage of active pipeline than we have historically closed. So it's not impossible, but from managing the cost side we don't want to bet against the historical pipeline to business closed ratio without more evidence that there is a change in that ratio. The low-end of the market is suffering more than the medium-to-large end of the market

         The first quarter is the most difficult quarter in the services business because of three major things. The higher education industry's biggest conference, the Thanksgiving Holiday week and the last two weeks of December including the Christmas Holiday all fall in the first quarter and institutions are not prepared to accept training and consulting during these periods. Yet the costs remain. We've spent a lot of management energy and focus on improving the overall productivity and efficiency of the services organization and we think what we're seeing in terms of the margin improvements is largely a result of that effort. However, we think it would be unwise to look at the trend of margin improvements - the first quarter was 11 percent and second quarter was 22 percent, third quarter was 27 and fourth quarter was 32 - and expect that trend to continue. We're looking at margins in the mid 20s - 25-26 percent on an annualized basis - for the upcoming fiscal year, and again annualized is the key word because of differences in our ability to deploy the billable resources in various quarters. We do customarily have fourth quarter adjustments. Last year, the margin was also north of 30 percent in the fourth quarter and since we now have more confidence in our services organization we think we can begin to clean those things up on a more timely basis and not be as conservative and that's one of our objectives for next year. The fourth quarter adjustments did not impact the margin in the outsourcing business.

         We would expect backlog to increase in both services and maintenance as a result of the license fees attained in the fourth quarter. The cost profile is also slightly better than we had originally expected.